EXHIBIT 24.1
POWER OF ATTORNEY

(Form S-8 for the 2011 Equity Incentive Plan, as amended)

Each of the undersigned directors of ManpowerGroup Inc. (the “Company”) hereby constitutes and appoints Jeffrey A. Joerres, Michael J. Van Handel and Richard Buchband, and each of them,, the undersigned’s true and lawful attorney-in-fact, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead to sign for the undersigned and in the undersigned’s name in the capacity as a director of the Company the Company’s Registration Statement on Form S-8 relating to the 2011 Equity Incentive Plan, as amended, and to file the same, with all exhibits thereto, other documents in connection therewith, and any amendments to any of the foregoing, (including post-effective amendments and/or supplements to said Form S-8, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or the undersigned’s substitute, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned have each executed this Power of Attorney, on one or more counterparts, as of the 20th day of January, 2014.

/s/ Marc J. Bolland	/s/ Jeffrey A. Joerres
Marc J. Bolland	Jeffrey A. Joerres

/s/ Gina R. Boswell	/s/ Roberto Mendoza
Gina R. Boswell	Roberto Mendoza

/s/ Cari M. Dominguez	/s/ Ulice Payne, Jr.
Cari M. Dominguez	Ulice Payne, Jr

/s/ William Downe	/s/ Elizabeth P. Sartain
William Downe	Elizabeth P. Sartain

/s/ Jack M. Greenberg	/s/ John R. Walter
Jack M. Greenberg	John R. Walter

/s/ Patricia A. Hemingway Hall	/s/ Edward J. Zore
Patricia A. Hemingway Hall	Edward J. Zore